Exhibit 99

Eaton First Quarter Net Income Per Share Rises 80 Percent

First Quarter Revenue Grows 23 Percent

Full Year Earnings Per Share Guidance Raised By $0.15

CLEVELAND--(BUSINESS WIRE)--April 20, 2011--Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced net income per share of $0.83 for the first quarter of 2011, an increase of 80 percent over the first quarter of 2010. Sales in the quarter were $3.8 billion, 23 percent above the same period in 2010. Net income was $287 million, up 85 percent over the first quarter of 2010.

Net income in both periods included charges for integration of acquisitions. Before acquisition integration charges, operating earnings per share in the first quarter of 2011 was $0.84, an increase of 75 percent over the first quarter of 2010. Operating earnings for the first quarter of 2011 were $289 million, an increase of 80 percent over 2010.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a strong first quarter, with earnings per share above the high end of our increased earnings guidance provided at the end of February. Our markets enjoyed strong growth during the first quarter, increasing 14 percent compared to the first quarter of 2010. The sales growth in the first quarter of 23 percent consisted of 19 percent organic growth, 2 percent from acquisitions, and 2 percent from higher foreign exchange rates.

“Our Electrical Americas, Hydraulics, and Truck markets grew more strongly than anticipated and we are increasing our expectations for the growth of these three markets in 2011,” said Cutler. “As a result, we now anticipate our markets for all of 2011 will grow by 10 percent.

“We anticipate net income per share for the second quarter of 2011 to be between $0.89 and $0.95 and operating earnings per share, which exclude charges to integrate our recent acquisitions, to be between $0.90 and $0.96. As a result of our strong first quarter and our slightly stronger market outlook for the year, we are raising our full year guidance by $0.15 for net income per share to between $3.66 and $3.96 and for operating earnings per share to between $3.70 and $4.00.”

Business Segment Results

Sales for the Electrical Americas segment were $964 million, up 20 percent over 2010. The sales increase was made up of a 15 percent increase in core sales, 4 percent from acquisitions, and 1 percent from foreign exchange. Operating profits were $132 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $135 million, up 27 percent over the first quarter of 2010.

“End markets for our Electrical Americas segment grew 14 percent in the first quarter,” said Cutler. “We saw solid growth in our industrial markets, and we continue to believe nonresidential construction activity is on track to begin recovering by the middle of this year.

“Our bookings in the Electrical Americas segment were up 21 percent from the first quarter a year ago,” said Cutler. “We are revising our estimate of the growth in 2011 of the Electrical Americas markets to 7 percent, 1 percent higher than our prior estimate.”

Sales for the Electrical Rest of World segment were $743 million, up 22 percent over the first quarter of 2010. Our Electrical Rest of World markets grew 9 percent in the quarter. The segment reported operating profits of $70 million, compared to operating profits of $42 million in the first quarter of 2010. Bookings in the quarter grew 9 percent over the first quarter of 2010.

“During the quarter, we reached agreement to acquire ACTOM (Pty) Limited’s low-voltage electrical business in South Africa,” said Cutler. “This acquisition provides us with a solid position in the South African electrical market, as well as a platform for growth in southern Africa.”

Hydraulics segment sales were $685 million, an increase of 40 percent compared to the first quarter of 2010. Global hydraulics markets increased 27 percent in the quarter compared to the first quarter of 2010. Operating profits in the first quarter were $106 million, an increase of 96 percent over the first quarter of 2010.

“The hydraulics markets in the first quarter continued their ‘V’ shape recovery from the sharp downturn of 2008-2009,” said Cutler. “Bookings in the quarter grew 39 percent over the first quarter of 2010, establishing a new quarterly bookings record. For all of 2011, we now believe hydraulics markets are likely to grow by 18 percent, up from our prior estimate of 16 percent.

“We were particularly pleased with the record quarterly margin of 15.5 percent,” said Cutler. “We believe this business is likely to earn margins of this level for the full year.

“We completed the acquisition of Tuthill Couplings on January 1,” said Cutler. “This acquisition further expands our offerings of hydraulic and pneumatic quick connect coupling solutions.

“We signed an agreement in March to acquire Internormen Technology Group, a leader in hydraulic filtration and instrumentation based in Germany,” said Cutler. “This acquisition significantly expands our portfolio of filtration products and adds additional presence in emerging markets.”

Aerospace segment sales were $389 million, up 3 percent over the first quarter of 2010. Aerospace markets grew 2 percent compared to the first quarter of 2010. Operating profits in the first quarter were $45 million, a decline of 8 percent compared to a year earlier.

“Our margins in Aerospace were impacted during the quarter by increased expenses stemming from changes in scope, program delays, and execution of new customer programs,” said Cutler. “We anticipate that margins will likely improve by the second half of the year.

“We were pleased to establish our new joint venture in China with Shanghai Aircraft Manufacturing Co., Ltd., a subsidiary of Commercial Aircraft Corporation of China (COMAC), to produce products for the new COMAC C919 single-aisle passenger aircraft,” said Cutler. “The joint venture will focus on the design and manufacture of fuel and hydraulic conveyance systems.”

The Truck segment posted sales of $576 million, up 27 percent compared to the first quarter of 2010. Truck markets increased by 20 percent in the first quarter. The segment reported operating profits in the first quarter of $90 million, an increase of 96 percent over the first quarter of 2010.

“U.S. truck markets accelerated in the first quarter, growing 36 percent compared to the first quarter in 2010 and 16 percent over the fourth quarter of 2010,” said Cutler. “Our non-U.S. markets grew 9 percent.

“We were pleased with the 15.6 percent operating margin our Truck segment posted in the first quarter,” said Cutler. “As the NAFTA Class 8 market continues to expand over the course of this year, we believe margins will improve even further.”

The Automotive segment posted first quarter sales of $446 million, up 19 percent from the first quarter of 2010. Global automotive markets were up 13 percent. The segment reported operating profits of $50 million, up 19 percent compared to the first quarter of 2010.

“Global auto markets posted strong growth in the first quarter,” said Cutler. “U.S. markets grew 17 percent while markets outside the U.S. grew 12 percent.”

Eaton Corporation is a diversified power management company with 2010 sales of $13.7 billion. Celebrating its 100th anniversary in 2011, Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its first quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on first quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning second quarter and full year 2011 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months ended March 31, 2011 are available on the company’s website, www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended
(In millions except for per share data)	March 31
	2011	2010
Net sales	$3,803	$3,103

Cost of products sold	2,682	2,201
Selling and administrative expense	665	587
Research and development expense	105	101
Interest expense-net	32	35
Other income-net	(16)	(8)
Income before income taxes	335	187
Income tax expense	49	31
Net income	286	156
Adjustment for net income (loss) for noncontrolling interests	1	(1)
Net income attributable to Eaton common shareholders	$287	$155

Net income per common share
Diluted	$0.83	$0.46
Basic	0.84	0.46

Weighted-average number of common shares outstanding
Diluted	345.7	339.2
Basic	340.1	334.2

Cash dividends paid per common share	$0.34	$0.25

Reconciliation of net income attributable to Eaton common
shareholders to operating earnings
Net income attributable to Eaton common shareholders	$287	$155
Excluding acquisition integration charges (after-tax)	2	6
Operating earnings	$289	$161

Net income per common share - diluted	$0.83	$0.46
Excluding per share impact of acquisition integration charges (after-tax)	0.01	0.02
Operating earnings per common share	$0.84	$0.48

Net income per common share, weighted-average number of common shares outstanding, cash dividends paid per common share and operating earnings per common share have been restated to give effect to the two-for-one stock split. See the accompanying notes for additional information.

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended
(In millions)	March 31
	2011	2010
Net sales
Electrical Americas	$964	$802
Electrical Rest of World	743	608
Hydraulics	685	490
Aerospace	389	376
Truck	576	453
Automotive	446	374
Total net sales	$3,803	$3,103

Segment operating profit
Electrical Americas	$132	$105
Electrical Rest of World	70	42
Hydraulics	106	54
Aerospace	45	49
Truck	90	46
Automotive	50	42
Total segment operating profit	493	338

Corporate
Amortization of intangible assets	(48)	(45)
Interest expense-net	(32)	(35)
Pension and other postretirement benefits expense	(33)	(32)
Other corporate expense-net	(45)	(39)
Income before income taxes	335	187
Income tax expense	49	31
Net income	286	156
Adjustment for net income (loss) for noncontrolling interests	1	(1)
Net income attributable to Eaton common shareholders	$287	$155

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In millions)	2011	2010

Assets
Current assets
Cash	$201	$333
Short-term investments	496	838
Accounts receivable-net	2,466	2,239
Inventory	1,667	1,564
Other current assets	640	532
Total current assets	5,470	5,506

Property, plant and equipment-net	2,523	2,477

Other noncurrent assets
Goodwill	5,569	5,454
Other intangible assets	2,304	2,272
Deferred income taxes and other noncurrent assets	1,471	1,543
Total assets	$17,337	$17,252

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$93	$72
Current portion of long-term debt	4	4
Accounts payable	1,456	1,408
Accrued compensation	300	465
Other current liabilities	1,348	1,284
Total current liabilities	3,201	3,233

Non-current liabilities
Long-term debt	3,354	3,382
Pension liabilities	1,207	1,429
Other postretirement benefits liabilities	741	743
Deferred income taxes and other long-term liabilities	1,010	1,062
Total noncurrent liabilities	6,312	6,616

Shareholders' equity
Eaton shareholders' equity	7,783	7,362
Noncontrolling interests	41	41
Total equity	7,824	7,403
Total liabilities and equity	$17,337	$17,252

See accompanying notes.

EATON CORPORATION

NOTES TO THE FIRST QUARTER 2011 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

On January 27, 2011, Eaton’s Board of Directors announced a two-for-one stock split of the Company’s common shares effective in the form of a 100% stock dividend. The record date for the stock split was February 7, 2011, and the additional shares were distributed on February 28, 2011. Accordingly, all per share amounts and average shares outstanding presented in this earnings release have been adjusted retroactively to reflect the stock split.

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES

In 2011 and 2010, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions are summarized below:

Acquired business	Date of transaction	Business segment	Annual sales
Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	New joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1,	Hydraulics	$35 for the
A United States and France-based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.	2011		year ended November 30, 2010

Chloride Phoenixtec Electronics	October 12,	Electrical Rest	$25 for the
A China manufacturer of uninterruptible power supply (UPS) systems. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.	2010	of World	year ended September 30, 2010

CopperLogic, Inc.	October 1,	Electrical	$35 for the
A United States-based manufacturer of electrical and electromechanical systems.	2010	Americas	year ended September 30, 2010

Wright Line Holding, Inc.	August 25,	Electrical	$101 for the
A United States provider of customized enclosures, rack systems, and air-flow management systems to store, power, and secure mission-critical IT data center electronics.	2010	Americas	year ended June 30, 2010

EMC Engineers, Inc.	July 15,	Electrical	$24 for 2009
A United States energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.	2010	Americas

On January 20, 2011, Eaton reached an agreement to acquire ACTOM (Pty) Limited’s low-voltage electrical business in South Africa. This business is a manufacturer and supplier of motor control components, engineered electrical distribution systems, and uninterruptible power supply systems and had sales of $58 for the year ended December 31, 2010. The terms of the agreement are subject to regulatory approvals and other customary closing conditions. The acquisition is expected to close during the second quarter of 2011. This business will be included in the Electrical Rest of World segment.

On March 14, 2011, Eaton reached an agreement to acquire Internormen Technology Group, a leading Germany-based manufacturer of hydraulic filtration and instrumentation. This business had sales of more than $55 in 2010 and has sales and distribution subsidiaries in India, China, Brazil and the United States. The terms of the agreement are subject to customary closing conditions. The acquisition is expected to close during the second quarter of 2011. This business will be included in the Hydraulics segment.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended March 31
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$3	$1	$132	$105	$135	$106
Electrical Rest of World	-	7	70	42	70	49
Hydraulics	-	-	106	54	106	54
Aerospace	-	1	45	49	45	50
Truck	-	-	90	46	90	46
Automotive	-	-	50	42	50	42
Total before income taxes	$3	$9	$493	$338	$496	$347
After-tax integration charges	$2	$6
Per common share	$0.01	$0.02

Charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. Charges in 2010 were related primarily to Moeller and Phoenixtec. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. INCOME TAXES

The effective income tax rate for the first quarter of 2011 was 14.5% compared to 16.4% for the first quarter in 2010. The lower tax rate in 2011 is primarily attributable to the absence of certain unfavorable net nonrecurring items incurred in 2010, including the impact of the Health Care Reform and Education Reconciliation Act on taxation associated with Medicare Part D. Additionally, contributing to the lower effective tax rate in 2011 is the favorable impact of the renewal of the U.S. Research and Experimentation tax credit which was not signed into law until the last quarter of 2010. Partially offsetting these favorable items noted above for 2011 is increased tax expense associated with higher tax rates in the United States and other jurisdictions due to improved economic conditions.

CONTACT:
Eaton Corporation
Gary Klasen, 216-523-4736 (Media Relations)
garyklasen@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)